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                                                                    Exhibit 99.2

                                 Press Release


Contacts:

News Media:   Josh Howell                         Investors:   Julie Stangl
              402/943-1309                                     402/943-1310

              Steve Inglish
              402/943-1337



                   LEVEL 3 COMMUNICATIONS ANNOUNCES OFFERING
                        OF $2.0 BILLION IN SENIOR NOTES

OMAHA, NEBRASKA, April 28, 1998 - Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has sold $2.0 billion aggregate principal amount of 9-1/8% Senior Notes Due 2008 in a transaction that is exempt from registration under the Securities Act of 1933, as amended. The price to the purchasers of the Senior Notes was 99.579%. The Senior Notes will mature on May 1, 2008 and are senior, unsecured obligations of Level 3, ranking pari passu with all existing and future senior unsecured indebtedness of Level 3. Interest on the Senior Notes is payable in cash semiannually on May 1 and November 1 of each year, commencing November 1, 1998.

Level 3 currently intends to use the net proceeds of the offering in connection with the implementation of its business plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international, facilities-based communications network based on Internet Protocol (IP) technology.

The securities offered by Level 3 have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such Act's registration requirements.